UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2020

Unit Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-9260	73-1283193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8200 South Unit Drive,	Tulsa,	Oklahoma	74132	US
(Address of principal executive offices)			(Zip Code)	(Country)

Registrant’s telephone number, including area code: (918) 493-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UNT	NYSE

Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2020, Unit Corporation (the “Company”), together with certain of its subsidiaries (the Company and such subsidiaries, collectively, the “Borrowers”) entered into a Standstill and Amendment Agreement (the “Agreement”) in respect of that certain Senior Credit Agreement, dated as of September 13, 2011 (as amended, supplemented or otherwise modified, the “Existing Credit Agreement”) with the lenders party to the Existing Credit Agreement (each, individually a “Lender” and, collectively, the “Lenders”) and BOKF, NA dba Bank of Oklahoma, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings given to them in the Existing Credit Agreement. The Existing Credit Agreement and the amendments thereto are each listed as exhibits to, and incorporated by reference into, the Company’s Form 10-K for the fiscal year ended December 31, 2018.

The Agreement provides that during the Standstill Period (as defined below), the Administrative Agent and the Lenders agree to temporarily standstill from making any final determination in connection with the pending Scheduled Redetermination of the Borrowing Base that was, pursuant to the Existing Credit Agreement, otherwise scheduled to be made on or about April 1, 2020, and from otherwise exercising certain of their respective rights and remedies under the Existing Credit Agreement and the other Loan Documents. The “Standstill Period” under the Agreement will begin after the effective date of the Agreement and will continue until the earlier of: (i) the receipt by any Credit Party from the Administrative Agent of notice of the occurrence of any Termination Event and (ii) 3:00 p.m. Central time on April 15, 2020. “Termination Event” is defined under the Agreement to include the occurrence of any one or more of the following: (i) any representation or warranty made or deemed to have been made by any Credit Party under the Agreement being false, misleading or erroneous in any material respect when made or deemed to have been made, (ii) any Credit Party failing to perform, observe or comply with any covenant, agreement or term contained in the Agreement or (iii) any Default which is not cured within five (5) business days or Event of Default occurring under the Existing Credit Agreement or any of the other Loan Documents.

Pursuant to the Agreement, the Company has agreed to (i) prepay borrowings with any cash balance that exceeds $15 million on the last business day of each week or as of the end of each business day after the occurrence of any default, event of default, or borrowing base deficiency; (ii) restrictions on the Company’s ability to make certain payments and distributions outside of a 13-week cash flow budget approved by the Lenders; (iii) borrow no more than (x) $[1.5] million at one time or (y) $15 million in the aggregate (net of any repayments or prepayments of the principal amount of any loans made on or after the effective date of the Agreement); (iv) issue letters in lieu in favor of the Lenders; (v) restrictions on the Company’s ability to make changes to executive compensation; and (vi) restrictions on the Company’s ability to maintain deposit accounts with non-Lender institutions unless the applicable accounts are subject to deposit account control agreements.

The Agreement is expected to allow the parties thereto to discuss proposals for addressing various credit matters, with a view to possibly entering into further modifications to the Existing Credit Agreement and other Loan Documents. The Company is currently engaged in discussions with respect to such credit matters; however, there can be no assurance that the Company will reach any agreement with respect to those matters by the end of the Standstill Period, if at all.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified by reference to, the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1
Standstill and Amendment Agreement, dated as of March 11, 2020, by and among Unit Corporation, Unit Drilling Company, Unit Petroleum Company, the Lenders party to the Existing Credit Agreement and BOKF, NA dba Bank of Oklahoma, as administrative agent for the Lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unit Corporation

Date: March 16, 2020	By:	/s/ Mark E. Schell
Mark E. Schell Senior Vice President, Secretary & General Counsel